Exhibit 10(p)

TCF PERFORMANCE-BASED COMPENSATION POLICY FOR

COVERED EXECUTIVE OFFICERS

(As Re-approved effective January 1, 2009)

1.                                       Purpose.  The purpose of the TCF Performance-Based Compensation Policy for Covered Executive Officers (the “Policy”) is to establish one or more performance goals for payment of incentive compensation (other than stock options and performance stock awarded under the TCF Financial Incentive Stock Program) and the maximum amount of such incentive compensation that may be paid to certain executive officers.  It is the intention of TCF Financial Corporation (the “Corporation”) that incentive compensation awarded to each covered Executive Officer (as defined below) pursuant to the Policy for the taxable year commencing January 1, 1996 and each taxable year thereafter be deductible by the Corporation for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations published relating thereto (the “Regulations”).

2.                                       Covered Executive Officers. This Policy shall apply to the Chief Executive Officer of the Corporation and the other individuals who, on the last day of the applicable taxable year, were among the four highest compensated executive officers (other than the Chief Executive Officer) of the Corporation. Whether an individual is among the four highest compensated executive officers shall be determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934.

3.                                      Incentive Compensation Award/Establishment of Performance Goals.  An incentive compensation award to a Covered Executive Officer pursuant to this Policy may be paid in the form of cash, stock, or restricted stock, or any combination thereof.  Payment of incentive compensation awards to a Covered Executive Officer under this Policy will be contingent upon the attainment of the performance goal or goals in the Performance Period established for such Covered Executive Officer by the Committee as provided herein.  The Committee shall approve such awards and shall retain the discretion to reduce, defer or eliminate the incentive compensation award payable to a Covered Executive Officer, notwithstanding attainment of any performance goal.

                                                Each year the Committee shall select the individuals, if any, to be Covered Executive Officers for that year in addition to the Chief Executive Officer and shall establish in writing one or more performance goals to be attained (which performance goals may be stated as alternative performance goals) for a Performance Period for each Covered Executive Officer on or before the latest date permitted under Section 162(m) of the Code (currently the last day of the first quarter of the calendar year where the Performance Period is the calendar year), the Regulations  or in ruling or advisory opinions published by the Internal Revenue Service (the “IRS”). Performance goals may be based on any one or more of the following business criteria (as defined in paragraph 4 below) as the Committee may select:

• Net Income

• Cash Net Income

• Earnings Per Share (“EPS”)

• Cash EPS

• Return on Average Assets (“ROA”)

• Return on Average Equity (“ROE”)

• Return on Tangible Equity (“ROTE”)

                                                The maximum amount or value of an incentive compensation award for any Performance Period to the Chief Executive Officer shall not exceed two percent (2%) of the Corporation’s Net Income for the Performance Period, reduced by any cash performance-based award for the same Performance Period under the TCF Financial Stock Incentive Program.  The maximum amount or value of an incentive compensation award for any Performance Period to any other Covered Executive Officer shall not exceed one percent (1%) of the Corporation’s Net Income for the Performance Period, reduced by any monetary performance unit award for the same Performance Period under the TCF Financial Stock Incentive Program.

4.                                       Definitions.  For purposes of this Policy and for determining whether a particular goal was attained, the following terms shall have the meanings given them below:

(a)  The term “Net Income” shall mean the Corporation’s or Business Unit’s after-tax net income for the applicable Performance Period as reported in the Corporation’s or Business Unit’s consolidated financial statements, adjusted to eliminate the effect of the following: (1) in the event a significant merger or acquisition is made effective during the Performance Period, the effect on operations attributable to such acquisition with respect to the portion of the Performance Period following the effective date of such merger or acquisition; (2) losses resulting from discontinued operations; (3) extraordinary gains or losses; (4) the cumulative effect of changes in generally accepted accounting principles (“GAAP”);  and (5) any other unusual, non-recurring gain or loss which is separately identified and quantified in the Corporation’s or Business Unit’s financial statements in accordance with GAAP (any reference herein to the Corporation’s financial statements shall be deemed to include any footnotes thereto as well as management’s discussion and analysis).  Notwithstanding the foregoing, in determining the Corporation’s Net Income for a Performance Period the Committee may from time to time in its discretion disregard any one or more, or all, of the foregoing adjustments (1) - (5) provided that the effect of doing so would be to reduce the amount of incentive payable to a Covered Executive Officer for such Performance Period.

(b)  The term “Performance Period” shall mean a calendar year, commencing January 1 and ending December 31 or such other period as designated by the Committee which is permissible under the Code and Regulations, including but not limited to calendar quarter(s) or multiple years.

(c)  The term “Return on Average Equity” shall mean the Net Income of the Corporation, less dividends on preferred stock held by an unaffiliated third party, divided by the Corporation’s Average Total Common Equity (adjusted to eliminate net unrealized gains or losses on assets available for sale resulting from SFAS 115) for the Performance Period.

(d)  The term “Return on Average Assets” shall mean the Net Income of the Corporation, divided by the Corporation’s average total assets (adjusted to eliminate unrealized gains or losses on assets available for sale resulting from SFAS 115) for the Performance Period.

(e)  The term “Business Unit ROA” means the Net Income of a business unit or subsidiary managed by a Covered Executive Officer, divided by the business unit’s or subsidiary’s average total assets (adjusted to eliminate unrealized gains or losses on assets available for sale resulting from SFAS 115) for the Performance Period.

(f)  The term “Business Unit ROE” means the Net Income of a business unit or subsidiary managed by a Covered Executive Officer, less dividends on preferred stock held by an unaffiliated third party, divided by the business unit’s or subsidiary’s Average Total Common Equity.

(g)  The term “Return on Tangible Equity” shall mean the Net Income of the Corporation plus the after tax effects of amortization or other adjustments to intangible assets other than mortgage servicing rights acquired in business combinations, less dividends on preferred stock held by an unaffiliated third party, divided by the Corporation’s Average Total  Common Equity (adjusted to eliminate net unrealized gains or losses on assets available for sale resulting from SFAS 115 and intangible assets other than mortgage servicing rights) for the Performance Period.

(h)  The term “Business Unit Return on Tangible Equity” means the Net Income of a business unit or subsidiary managed by a Covered Executive Officer, plus the after tax effects of amortization or other adjustments to intangible assets other than mortgage servicing rights acquired in business combinations, less dividends on preferred stock held by an unaffiliated third party, divided by the Corporation’s Average Total  Common Equity (adjusted to eliminate net unrealized gains or losses on assets available for sale resulting from SFAS 115 and intangible assets other than mortgage servicing rights) for the Performance Period.

(i)  The term “Earnings Per Share” shall mean the Net Income of the Corporation divided by the Corporation’s weighted average common and common equivalent shares outstanding, as determined for purposes of calculating the Corporation’s basic or diluted (whichever the Committee shall designate at the time it establishes the goal) earnings per share under GAAP (as adjusted to eliminate the effect of shares issued in mergers or acquisitions identified in Sections 4.(a)(1) and (2) above where those Sections also resulted in adjustments to Net Income) for the Performance Period.

(j)  The term “Average Total Common Equity” shall mean the common equity of the Corporation or Business Unit, adjusted to eliminate the effect of mergers or acquisitions completed during the Performance Period where those mergers or acquisitions resulted in adjustments to Net Income under Sections 4.(a)(1), (2) or (3) above.

(k)  The term “Cash Earnings per Share” shall mean Earnings per Share, as further adjusted to eliminate the after-tax impact of the amortization and other adjustments to goodwill and other intangible assets other than mortgage servicing rights acquired in business combinations.

5.                                       Calculations.  Calculations made pursuant to this Policy shall be made in accordance with procedures reasonably designed to implement its terms.

6.                                       Applicability of Certain Provisions of Other Plans.  An incentive compensation award paid in stock or restricted stock pursuant to this Policy shall be governed by the provisions (other than provisions with respect to the computation of such award) of the plan under which the award was made.  Deferral of an incentive compensation award paid in cash under this Policy may be made pursuant to the provisions of the Corporation’s deferred compensation plan, subject to any restrictions under applicable law.

7.                                       Effective Date; Amendment and Termination.  This Re-approved Policy shall be effective as of January 1, 2009; and was re-approved by the stockholders of the Corporation at the 2009 stockholders annual meeting.  The Committee may at any time terminate or suspend this Policy, or amend or modify this Policy to include any provision that, in the opinion of counsel, would be required by Section 162(m) of the Code, the Regulations, or any other regulations promulgated under the Code, or rulings or advisory opinions published by the IRS.